    As filed with the Securities and Exchange Commission on
July 31, 1996
                                  Registration No. 333-02411
___________________________________________________________

           SECURITIES AND EXCHANGE COMMISSION

                  Washington, D.C.  20549
            _________________________________

                       AMENDMENT NO. 2
                              to
                           FORM S-3
                    Registration Statement
                            Under the
                    Securities Act of 1933
            _________________________________

                     HEALTH-CHEM CORPORATION
      (Exact Name of Registrant as Specified in its Charter)
  Delaware                                  13-2682801
(State or Other Jurisdiction            (I.R.S. Employer
    of Incorporation or               Identification Number)
       Organization)

            1212 Avenue of the Americas, 24th Floor
                        New York, NY  10036
                          (212) 398-0700
          (Address, Including Zip Code, and Telephone
          Number, Including Area Code of Registrant's
                  Principal Executive Offices)
            ________________________________________
                  Marvin M. Speiser, President
                   Health-Chem Corporation
            1212 Avenue of the Americas, 24th Floor
                     New York, NY  10036
                        (212) 398-0700
            (Name, Address, Including Zip Code, and
            Telephone Number, Including Area Code of
                        Agent for Service)

                            Copies to:

Bruce M. Schloss, Esq.                  Paul Bork, Esq.
    General Counsel                 Hinckley, Allen & Snyder
Health-Chem Corporation               One Financial Center
1212 Avenue of the Americas                45th Floor
     24th Floor                        Boston, MA  02111
New York, NY  10036
            ________________________________

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule
415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest-reinvestment plans, check the following box: [X]

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall therefor become effective in accordance with
Section 8(a) of this Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

          Subject to completion, dated July 31, 1996.

PROSPECTUS

                     HEALTH-CHEM CORPORATION

                  1,320,000 Shares Common Stock

    Health-Chem Corporation ("Health-Chem" or the "Company") is granting to holders of the outstanding shares of common stock, par value $.01 per share ("Common Stock"), of Health-Chem of record at the close of business on August 2, 1996 (the "Record Date"), transferable subscription rights (the "Rights" or the "Subscription Rights") to purchase up to 1,320,000 shares of Common Stock, at the price of $__ per share (the "Subscription Price"), on the basis of three shares of Common Stock for each ten shares of Common Stock owned on the Record Date (the "Subscription Privilege"). The Rights will be evidenced by transferable stock purchase warrants (the "Warrants"). No fractional Rights or cash in lieu thereof will be distributed or paid by the Company.
Each record holder of Common Stock will receive a Warrant representing one Right for each share held. A holder of ten Rights shall be entitled to exercise all ten Rights to purchase three shares of Common Stock. Holders of Warrants may not exercise Rights in groups of less than ten. Approximately 1,320,000 shares of Common Stock will be offered for sale in this offering, representing seventeen percent of the Company's outstanding Common Stock. The grant of Rights and the offering of shares of Common Stock hereby is referred to in this Prospectus as the "Offering". See "The Offering".

    The Rights are transferrable and are expected to trade on the American Stock Exchange, Inc. and in the over-the-counter market. The Rights will expire at 5:00 p.m., Eastern Daylight Time, on September 6, 1996, unless extended by Health-Chem (as extended, the "Expiration Date"). The Company makes no representation as to whether a market will develop in the Rights, and, if such market should develop, the price at which Rights may trade.

    The Rights being offered hereby are subject to cancellation if the Offering is prohibited by law or enjoined by a court of law. In that event, any payments received by Continental Stock Transfer and Trust Company, New York, New York (the "Rights Agent"), in respect of the Subscription Price shall be promptly returned. See "The Offering - Cancellation of Rights Offering" and "Recent Developments".

     Exercise of the Subscription Rights is irrevocable.

     The Subscription Price has been determined by Health-
Chem's Board of Directors. The closing price of a share of Common Stock reported on the American Stock Exchange, Inc. on
August 1, 1996 was $________.

                    ________________________

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION
PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.






                              Underwriting
                Subscription  Discounts and   Proceeds to
                  Price       Commissions     the Company (1)

   Per Share. .   $_________         $0.00      $_________



   Total. . . .   $_________         $0.00      $_________


(1) Before deducting expenses of the Offering and the amount to be paid by the Company in acquiring the shares of Common
Stock being offered hereby.  See "Use of Proceeds" and "Stock
Purchase Agreement".

     The date of this Prospectus is August 2, 1996.

    IN CONNECTION WITH THIS OFFERING THE COMPANY MAY EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE RESPECTIVE MARKET PRICES OF THE COMMON STOCK AND THE RIGHTS AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE AMERICAN STOCK EXCHANGE, IN THE OVER-THE-COUNTER-MARKET, OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.



                     ADDITIONAL INFORMATION

   Health-Chem Corporation ("Health-Chem" or the "Company"), has filed with the Securities and Exchange Commission (the "Commission") a registration statement on Form S-3 (including all amendments thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act") with respect to the Common Stock offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus omits certain information contained in the Registration Statement. For further information with respect to the Company and the Common Stock offered hereby, reference is hereby made to the Registration Statement and to the exhibits and schedules filed therewith. Statements contained in this Prospectus regarding the contents of any agreement or other document filed as an exhibit to the Registration Statement are not necessarily complete, and in each instance reference is made to the copy of such agreement or document filed as an exhibit to the Registration Statement, each statement being qualified in all respects by such reference. The Registration Statement, including exhibits and schedules thereto, may be inspected at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W. Washington, DC 20549, and copies of all or any part thereof may be obtained from such office upon payment of the prescribed fees.
               DOCUMENTS INCORPORATED BY REFERENCE

    The following documents filed by the Company with the Commission are incorporated by reference into this prospectus:

    (1) The Company's annual report for the fiscal year ended December 31, 1995 on Form 10-K

    (2)  The Company's definitive proxy statement dated April
5, 1996 for the 1996 Annual Meeting of Stockholders

    (3) The Company's quarterly report for the fiscal quarter ended March 31, 1996 on Form 10-Q.

    All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prior to the termination of the Offering shall be deemed to be incorporated by reference into the Prospectus.

    The Company will provide without charge to each person to whom a copy of this Prospectus has been delivered on the written request of any such person, a copy of any or all of the documents described above which have been incorporated by reference in this Prospectus, other than exhibits to such documents. Written requests for copies of such documents should be addressed to Bruce M. Schloss, Esq., Secretary, Health-Chem Corporation, 1212 Avenue of the Americas, 24th Floor, New York, New York, 10036.

                  _____________________________

                          THE OFFERING

The Subscription Rights Offering

    The Company is offering up to 1,320,000 shares of Common Stock (the "Total Maximum") to record holders of Health-Chem Common Stock other than Marvin M. Speiser as of the close of business on the Record Date pursuant to transferable Subscription Rights represented by the Warrants. The total number of shares being offered to record holders reflects Mr. Speiser's retention of such number of shares as would have been offered to Mr. Speiser had the Company offered, and had he participated in, an offering composed of all 1,782,689 shares held by Mr. Speiser subject to the Company's options described under the section of this prospectus entitled "Stock Purchase Agreement". The Subscription Privilege entitles holders of Common Stock as of the Record Date to purchase three shares of Common Stock for every ten shares of Common Stock held on the Record Date. No fractional shares or fractional Rights or cash in lieu therefor will be issued, distributed, or paid by the Company. Stockholders of record will be delivered a Warrant representing one Right for each Share of Common Stock held on the Record Date. Warrants shall be exercisable by a holder in groups of ten Rights (for three shares) and not in groups of less than ten Rights, but a holder may exercise some Rights without exercising all Rights granted to such holder. Subject to the foregoing, holders of the Company's Common Stock are entitled to subscribe for all, or any portion of, the shares of Common Stock underlying their Subscription Privilege.

The Purpose of the Offering

    The Board of Directors of the Company has concluded that it is in the best interest of the Company and its stockholders to increase the number of shares of the Company's Common Stock in the hands of non-affiliates, and that it is likely that the capital markets will be better able to analyze and evaluate the performance of the Company from a financial perspective if a relatively large percentage of the Company's outstanding Common Stock were not subject to repurchase by the Company. The Company has the right to acquire from Mr. Speiser 1,207,689 shares of its Common Stock pursuant to an option agreement dated as of August 30, 1991 (the "1991 Option") and 575,000 shares of its Common Stock pursuant to an option agreement dated as of July 15, 1994 (the "1994 Option" and, collectively with the 1991 Option, the "Options"). As of July 31, 1996, the per share exercise price under the 1991 Option was $0.46, and the per share exercise price under the 1994 Option was $2.36. The exercise price under each Option is an amount equal to Mr. Speiser's acquisition cost for the underlying Common Stock, including amount equal to interest calculated at prime from the creation of such Option. The Company and Mr. Speiser have entered into a Stock Purchase Agreement dated as of March 29, 1996, as amended (the "Stock Purchase Agreement") pursuant to which this Offering is being effected. Under the terms of the Stock Purchase Agreement, Mr. Speiser will provide the shares of Common Stock for purchase by the Company in an amount approximately equal to the number of shares of Common Stock to be issued to subscribers in the Subscription Rights Offer. Under the Stock Purchase Agreement, Mr. Speiser is obligated to sell up to 1,269,820 shares of Common Stock to the Company, which shares are currently subject to the Options, at a price equal to the weighted per share average exercise price under the Options (which was $1.07 as of July 31, 1996). To the extent that subscriptions are validly exercised for an amount in excess of that, Mr. Speiser may sell the additional amount to the Company at the Average Option Price (as defined below in the section entitled "Stock Purchase Agreement") or the Company will issue shares from treasury. For terms of the Options and the Stock Purchase Agreement, see "Stock Purchase Agreement."

    The proceeds of the Offering will be used, in part, to fund the purchase of the Common Stock from Mr. Speiser under the Stock Purchase Agreement. See "Stock Purchase Agreement" and "Use of Proceeds."

Rights Agent

    In connection with the Offering and the related transactions, Continental Stock Transfer & Trust Company (the "Rights Agent") has been engaged by the Company as a rights agent pursuant to an agreement executed between the Company and the Rights Agent (the "Rights Agent Agreement"). The Rights Agent acts as the Transfer Agent and Registrar for the Company. Holders of Rights will be permitted to exercise and/or transfer all or a portion of such Rights through the Rights Agent, and/or may sell all or a portion of such Rights through a registered broker-dealer, by appropriate endorsement and delivery of the Warrant. The Company will pay the fees and expenses of the Rights Agent and has also agreed to indemnify the Rights Agent from certain liability that the Rights Agent may incur in connection with the Offering.

Information Agent

     Questions and requests for copies of applicable documents and for assistance concerning the exercise or transfer of the Rights should be directed to MacKenzie Partners, Inc., (the "Information Agent") at the address and telephone and telecopy numbers set forth under the heading "Additional Information" below. The Company will pay the fees and expenses of the Information Agent and has also agreed to indemnify the Information Agent from certain liability that the Information Agent may incur in connection with the Offering.


Plan of Distribution

    The Rights are transferable and it is expected that the Rights will be traded on the American Stock Exchange until the close of business on September 5, 1996, the day preceding the Expiration Date of the Subscription Rights Offering. There can be no assurances as to whether a market will develop in the Rights, and, if such market should develop, whether the market will remain available throughout the exercise period, or the price at which Rights may trade.


Expiration Date

   The Subscription Rights Offering will expire at 5:00 p.m., Eastern Daylight Time, on September 6, 1996, unless extended in the sole discretion of the Board of Directors of the Company to a date not later than September 16, 1996. After the Expiration Date, unexercised Subscription Rights will be null and void. The Company will not be obligated to honor any Warrants received by the Rights Agent after the Expiration Date, regardless of when the documents were sent.


Procedure for Subscribing for Common Stock in the Offering

   Holders of Warrants who desire to exercise their Subscription Rights must deliver to the Rights Agent, on or prior to the Expiration Date, the properly completed and endorsed Warrant with the required signatures guaranteed, together with a payment in full of the Subscription Price for each share of Common Stock subscribed for. Such payment must be by check or bank draft drawn upon a U.S. bank, payable to Continental Stock Transfer & Trust Company, as Rights Agent for the Company. Parties interested in wiring funds for subscription may do so in accordance with the Warrant and the related Letter of Instruction and should contact the Rights Agent at (212) 509-4000, ext. 227. The Subscription Price will be deemed to have been received by the Rights Agent only upon (i) clearance of any uncertified check, (ii) receipt by the Rights Agent of any certified check or bank draft drawn upon a U.S. bank, or (iii) receipt of good funds in the Rights Agent's account designated above. If paying by uncertified personal check, please note that the funds paid thereby may take at least five business days to clear. Accordingly, persons who wish to pay the Subscription Price by means of an uncertified personal check are urged to make payment sufficiently in advance of the Expiration Date to ensure that such payment is received and clears by such date and are urged to consider payment by means of certified or cashier's check or wire transfer of funds. All funds received in payment of the Subscription Price shall be held by the Rights Agent and held in a special agency account. Earnings on such funds, if any, will be retained by the Company whether or not the Offering is consummated.

     The address to which the Warrant and payment of the Subscription Price should be delivered is:

          To: Continental Stock Transfer & Trust Company,
             Attn:  Reorganization Department

By Hand              By Overnight Courier     By Mail

2 Broadway                2 Broadway         2 Broadway
19th Floor           New York, NY  10004  New York, NY 10004
New York, NY  10004

    Telephone questions are directed to the Reorganization
Department at (212) 509-4000, ext. 227.

    If the aggregate Subscription Price paid by a holder of Common Stock exceeds the amount necessary to purchase the number of shares of Common Stock for which such holder has indicated an intention to subscribe, the excess payment tendered shall be returned following the Expiration Date.

    With respect to endorsed Warrants submitted by holders of Common Stock, unless such endorsed Warrant (i) provides that the shares of Common Stock to be issued pursuant to the exercise of Subscription Rights are to be delivered to the holder of such Subscription Rights or (ii) is submitted for the account of an eligible guarantor institution, pursuant to Rule 17Ad-15 (an "Eligible Institution"), promulgated under the Exchange Act, signatures on such endorsed Warrants must be guaranteed with a Medallion Guarantee by an Eligible Institution.

    Holders of the Company's Common Stock for the account of others, such as brokers, trustees or depositories for securities, should notify the respective beneficial owners of such shares as soon as possible to ascertain such beneficial owners' intentions and to obtain instructions with respect to Subscription Rights. If such a beneficial owner so instructs, the record holder of such Subscription Rights should complete, endorse, and deliver the appropriate Warrants to the Rights Agent with the proper payment. In addition, beneficial owners of Common Stock held through such a nominee holder should contact the holder and request the holder to affect transactions in accordance with the beneficial owners' instructions.

    The instructions accompanying the Warrants should be read carefully and followed in detail. Warrants and payment should be sent to the Rights Agent. Do not send Warrants or payments to the Company.

    The method of delivery of Warrants and payments of the Subscription Price to the Rights Agent will be at the election and risk of holders of Common Stock, but if sent by mail, it is recommended that such Warrants and payments be sent by registered mail, properly insured, with return receipt requested and that a sufficient number of days be allowed to ensure receipt by the Rights Agent and clearance of payment prior to the Expiration Date. Because uncertified personal checks may take five business days to clear, holders are strongly urged to pay, or arrange for payment, by means of certified or cashier's check or wire transfer of funds.

    All questions concerning the time limits, validity, form, endorsement, exercise or eligibility of Warrants received or any exercise of Subscription Rights will be determined by the Company, whose determinations will be final and binding. The Company in its sole discretion may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as it may determine, or reject the purported subscriptions for shares of Common Stock. Warrants will not be deemed to have been received or accepted until all irregularities have been waived or cured within such time as the Company determines in its sole discretion. Neither the Company nor the Rights Agent will be under any duty to give notification of any defect or irregularity in connection with the submission of Warrants or incur any liability for failure to give such notification.

    Subscriptions for Common Stock which are received by the Rights Agent from holders of Common Stock exercising
Subscription Rights may not be revoked. Subscription Rights are transferable by appropriate endorsement and delivery of the Warrant or Warrants representing such Rights.

    Certain directors and executive officers of the Company may assist in the Offering by, among other things, generally being available to answer questions of potential subscribers. None of such directors and executive officers will receive compensation for such services.

    None of such directors and executive officers are registered as securities brokers or dealers under the federal or applicable state securities laws, nor are any such persons affiliated with any broker or dealer. Because none of such persons are in the business of either effecting securities transactions for others or buying and selling securities for their own account, they are not required to register as brokers or dealers under the federal securities laws. In addition, the proposed activities of such directors and executive officers are exempted from registration pursuant to a specific safe-harbor provision of Rule 3a4-1 under the Exchange Act. Substantially similar exemptions from registration are available under applicable state securities laws.

     If a Rights holder wishes to exercise Rights, but time will not permit such holder to cause the Warrant(s) evidencing such Rights to reach the Rights Agent on or prior to the Expiration Date, such Rights may nevertheless be exercised if all of the following conditions (the "Guaranteed Delivery Procedures") are met:

     (a) such holder has caused payment in full of the Subscription Price for each share being purchased pursuant to the Subscription Privilege to be received (in the manner set forth above) by the Rights Agent on or prior to the Expiration Date;
     (b) the Rights Agent receives, on or prior to the Expiration Date, a notice of guaranteed delivery (a "Notice of Guaranteed Delivery"), substantially in the form provided with the "Instructions as to Exercise of Warrants" (the "Instructions") distributed with the Warrants, from a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., from a commercial bank or trust company having an office or correspondent in the United States, or from a financial institution acceptable to the Rights Agent (each an "Acceptable Institution"), stating the name of the exercising Rights holder, the number of Rights represented by the Warrant(s) held by such exercising Rights holder, the number of shares being purchased pursuant to the Subscription Privilege and guaranteeing the delivery to the Rights Agent of any Warrant(s) evidencing such Rights within three AMEX trading days following the date of the Notice of Guaranteed Delivery; and

     (c) the properly completed Warrant(s) evidencing the Rights being exercised, with any required signature guaranties, is received by the Rights Agent within three AMEX trading days following the date of the Notice of Guaranteed Delivery relating thereto. The Notice of Guaranteed Delivery may be delivered to the Rights Agent in the same manner as

Warrants at the address set forth above, or may be transmitted to the Rights Agent by telegram or facsimile transmission to the attention of the Reorganization Department, with reference to this Offering (telecopy No.
(212) 509-5150). Additional copies of the form of Notice of Guaranteed Delivery are available upon request from the Rights Agent, whose addresses and telephone numbers are set forth herein.

     If an exercising Rights holder does not indicate the number of Rights being exercised, or does not forward full payment of the aggregate Subscription Price for the number of Rights that the Rights holder indicates are being exercised, then the Rights holder will be deemed to have exercised the Subscription Privilege with respect to the maximum number of Rights that may be exercised for the aggregate Subscription Price payment delivered by the Rights holder. To the extent that the aggregate Subscription Price payment delivered by the Rights holder exceeds the product of the Subscription Price multiplied by the number of shares receivable for the number of Rights evidenced by the Warrants delivered by the Rights holder (such excess being the "Subscription Excess"), the Subscription Excess paid by that Rights holder shall be returned as soon as practicable by mail, without interest or deduction.

     Any questions or requests for assistance concerning the method of exercising Rights or requests for additional copies of this Prospectus, the Instructions, or the Notice of Guaranteed Delivery should be directed to the Information Agent at the address and telephone and telecopy numbers set forth under the heading "Additional Information" below.

Methods of Transferring Rights

     The Rights may be purchased or sold through usual investment channels. It is anticipated that they will trade on the AMEX until the close of business on the last AMEX trading day preceding the Expiration Date.

     The Rights evidenced by a single Warrant may be transferred in whole by endorsing the Warrant for transfer in accordance with the accompanying instructions. A portion of the Rights evidenced by a single Warrant (but not fractional Rights) may be transferred by delivering to the Rights Agent a Warrant properly endorsed for transfer, with instructions to register such portion of the Rights evidenced thereby in the name of the transferee (and to issue a new Warrant to the transferee evidencing such transferred Rights). In such event, a new Warrant evidencing the balance of the Rights will be issued to the Rights holder or, if the Rights holder so instructs, to an additional transferee.

     Rights holders wishing to transfer all or a portion of their Rights (but not fractional Rights) should allow a sufficient amount of time prior to the Expiration Date for
(i) the transfer instructions to be received and processed by the Rights Agent, (ii) a new Warrant to be issued and transmitted to the transferee or transferees with respect to transferred Rights, and to the transferor with respect to retained Rights, if any, and (iii) the Rights evidenced by such new Warrants to be exercised or sold by the recipients thereof. Neither the Company nor the Rights Agent shall have any liability to a transferee or transferor of Rights if Warrants are not received in time for exercise or sale prior to the Expiration Date.

     Except for the fees charged to the Company by the Rights Agent, all commissions, fees and other expenses (including brokerage commissions and transfer taxes) incurred in connection with the purchase, sale or exercise of Rights will be for the account of the transferor of the Rights, and none of such commissions, fees or expenses will be paid by the Company or the Rights Agent.

Issuance of Common Stock

     Certificates representing shares of Common Stock purchased pursuant to the Offering will be delivered to purchasers as soon as practicable after the receipt of a valid Subscription. No fractional shares of Common Stock will be issued in the Offering.

Certain Federal Income Tax Considerations

     The following is a summary of the opinion of the Company's tax counsel, Hinckley, Allen & Snyder, as to material federal income tax consequences under present law to holders of Common Stock upon the issuance of Rights and to Rights holders upon exercise and disposition of the Rights. This discussion is based on the provisions of the Internal Revenue Code of 1986, as amended (the "Tax Code"), final, temporary and proposed Treasury regulations thereunder, and administrative and judicial interpretations thereof, all as in effect as of the date hereof and all of which are subject to change (possibly on a retroactive basis). Legislative, judicial or administrative changes or interpretations could alter or modify the tax discussion set forth below. This discussion does not purport to deal with all aspects of federal income taxation that may be relevant to a particular Rights holder in light of such Rights holder's personal investment circumstances or to certain types of Rights holders subject to special treatment under the federal income tax laws (e.g., life insurance companies, tax exempt organizations, foreign corporations and nonresident aliens). No attempt is made to consider any aspects of state, local or foreign taxation. Finally, substantial uncertainties resulting from the lack of definitive judicial or administrative authority and interpretations apply to various tax issues addressed herein. The Company has not sought, nor does it intend to seek, any rulings from the IRS relating to such issues or any other issues.

EACH RIGHTS HOLDER IS URGED TO CONSULT SUCH RIGHTS HOLDER'S
OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE
RIGHTS OFFERING WITH RESPECT TO SUCH RIGHTS HOLDER'S OWN
PARTICULAR TAX SITUATION, INCLUDING THE APPLICATION AND
EFFECT OF THE TAX CODE, AS WELL AS STATE, LOCAL AND FOREIGN
INCOME AND OTHER TAX LAWS.

Issuance of the Rights. Holders of Common Stock will not recognize taxable income, for federal income tax purposes, in connection with the receipt of the Rights.

Basis and Holding Period of the Rights. Unless a shareholder elects otherwise (as provided in (ii) below), if the fair market value of the Rights on the date of issuance is less than 15% of the fair market value (on the date of issuance) of the Common Stock with respect to which the Rights are received, the basis of the Rights received by a shareholder as a distribution with respect to such shareholder's Common Stock will be zero. If, however, either (i) the fair market value of the Rights on the date of issuance is 15% or more of the fair market value (on the date of issuance) of the Common Stock with respect to which the Rights are received or (ii) the shareholder elects, in his or her federal income tax return for the taxable year in which the Rights are received, to allocate part of the basis of such Common Stock to the Rights, then upon exercise or transfer of the Rights, the shareholder will allocate such shareholder's basis in such Common Stock between the Common Stock and the Rights in proportion to the fair market values of each on the date of issuance, except that, in either case, no allocation of basis will be made to the Rights if the Rights expire unexercised. The holding period of a shareholder with respect to the Rights received as a distribution on such shareholder's Common Stock will include the shareholder's holding period for the Common Stock with respect to which the Rights were issued. With respect to a purchaser of Rights, the tax basis of such Rights will be equal to the purchase price paid therefore and the holding period for such Rights will begin on the date following the date of purchase.

Transfer of the Rights. Holders of Common Stock who sell the Rights received in the issuance prior to exercise will recognize gain or loss equal to the difference between the sale proceeds and the basis of such shareholder, if any, in the Rights sold. Such gain or loss will be capital gain or loss if gain or loss from a sale of Common Stock held by such shareholder would be characterized as capital gain or loss at the time of such sale. Any gain or loss recognized on a sale of Rights acquired by purchase will be capital gain or loss if Common Stock would, if acquired by the seller, be a capital asset in the hands of such seller.

Lapse of the Rights. Upon the lapse of any Rights received by Rights holders on the issuance, such Rights holders will not recognize any gain or loss, and no adjustment will be made to the basis of the Common Stock, if any, owned by such Rights holders. Upon the expiration of any Rights purchased by purchasers of the Rights, such purchasers will be entitled to a loss equal to their tax basis in the Rights. Any loss recognized on the expiration of the Rights acquired by the purchase will be a capital loss if Common Stock would, if acquired by the seller, be a capital asset in the hands of such seller.

Exercise of the Rights; Basis and Holding Period of the Common Stock Acquired through Exercise. Rights holders will not recognize any gain or loss upon the exercise of such Rights. The basis of the Common Stock acquired through the exercise of the Rights will be equal to the sum of the Exercise Price therefor and any basis of the Rights holder in such Rights. The holding period for the Common Stock acquired through exercise of the Rights will commence on the date the Rights are exercised.

Blue Sky Limitation

    The Company will not be required to make the Offering available to or to issue shares of Common Stock to any holder of Common Stock who is resident in a state or other jurisdiction in which the Company deems, in its sole discretion, that the costs associated with the compliance with applicable securities law are excessive relative to the benefit conferred or in which offers or sales may be unlawful.


Right to Extend or Terminate the Offering

The Company expressly reserves the right: (i) to extend the Expiration Date to a date not later than September 16, 1996, upon notice to the Rights Agent; and (ii) as to then-unexercised Rights only, to terminate the Offering, by notice to the Rights Agent, if the Offering is prohibited by law or regulation or is enjoined by a court of law of competent jurisdiction. The Company is not aware of any pending action which may result in such an injunction. The Offering would be terminated by the Company giving oral or written notice thereof to the Rights Agent, and making a public announcement thereof. If the Offering is so terminated, all funds received from holders of Common Stock will be promptly refunded without interest. See "Recent Developments."

No Board Recommendation

     An investment in the Common Stock must be made pursuant to each Right holder's or prospective investor's evaluation of the Offering and of his, her, or its best interests. Accordingly, the Board of Directors of the Company does not make any recommendation regarding the purchase, sale, transfer, or exercise of Rights. The Board of Directors does, however, encourage Rights holders to carefully consider either exercising or selling their Rights prior to the Expiration Date.

Additional Information

     If you have questions or require additional information concerning the Offering, contact the Information Agent at 156
Fifth Avenue, New York, New York  10010, Telephone (800) 322-
2885, Telecopy (212) 929-0308.


                         USE OF PROCEEDS

     The Company intends to use the proceeds of the Offering to fund the payment to Mr. Speiser for the purchase of shares of Common Stock pursuant to the Stock Purchase Agreement (as described below, which shares shall be approximately equal to the number of shares of Common Stock to be issued in the Offering), and, to the extent that such proceeds exceed the aggregate exercise price, to offset costs incurred in connection with the Offering and for other corporate purposes. See "Stock Purchase Agreement" for discussion of the determination of the per share amount to be paid to Mr. Speiser in exercise of the Options covering shares to be offered hereunder.

                     STOCK PURCHASE AGREEMENT

     Mr. Speiser, his wife, and entities controlled by them are currently the beneficial holders of 3,565,846 shares of the 7,982,424 outstanding shares of common stock $.01 par value of the Company (the "Common Stock"). Of these 3,565,846 shares, a total of 1,782,689 are subject to repurchase by the Company pursuant to the Options. The terms of certain 10.375% convertible subordinated debentures (the "Debentures") more fully described in the Company's annual report incorporated herein by reference, restrict the Company's ability to repurchase Company Common Stock, except in certain circumstances, one of which is repurchase with the proceeds of the substantially concurrent sale of Common Stock.

     The Board of Directors of the Company, has concluded that it is in the best interests of the Company and its stockholders to increase the number of shares of the Company's Common Stock in the hands of non-affiliates, and that it is likely that the capital markets will be better able to analyze and evaluate the performance of the Company from a financial perspective if a relatively large percentage of the Company's outstanding Common Stock were not subject to repurchase by the Company. The Company and Mr. Speiser entered into a Stock Purchase Agreement dated as of March 29, 1996, as amended (the "Stock Purchase Agreement") pursuant to which this Offering is being effected. Under the Stock Purchase Agreement, Mr. Speiser will provide the shares of Common Stock for purchase by the Company in an amount approximately equal to the number of shares of Common Stock to be issued to subscribers in the Subscription Rights Offer.

     Pursuant to the Stock Purchase Agreement, the Company has agreed to (a) undertake this Offering; (b) set the Offering exercise price per share at an amount not less than the Company's weighted average purchase price for all 1,782,689 shares subject to the 1991 Option and the 1994 Option (the "Average Option Price"); and (c) amend the 1991 Option and the 1994 Option to permit the partial exercise of each option agreement in proportion to the total number of shares subscribed for pursuant to the Offering, producing a per share exercise price equal to the Average Option Price. As of July 31, 1996 the per share exercise price was $0.46 for the 1,207,689 shares under the 1991 Option and the per share exercise price was $2.36 for the 575,000 shares under the 1994 Option, and the Average Option Price for all 1,782,689 shares subject to the Options was $1.07 per share. Under the terms of the Stock Purchase Agreement, upon conclusion of the Offering Mr. Speiser will retain the 512,869 shares subject to the Options but not subject to the Stock Purchase Agreement and all unsubscribed for shares free of any option of the Company and the Options shall terminate.
                       RECENT DEVELOPMENTS

     On or about May 21, 1996, two stockholders of the Company commenced an action against the Company, its directors, and a former director in the Court of Chancery of the State of Delaware, in and for the County of Newcastle (C.A. #15007). The Complaint, which contains direct and derivative claims and is styled as both an individual and a class action, alleges that the defendants have breached their fiduciary duties insofar as the transactions under the Stock Purchase Agreement unfairly benefit Mr. Speiser to the detriment of the other stockholders and violate the terms of a 1991 Chancery Court order under which a derivative action was settled.

     Plaintiffs sought expedited proceedings and preliminary injunctive relief. A hearing before the Chancery Court on Plaintiffs' Motion for a Preliminary Injunction was held on June 24, 1996. In a Memorandum Opinion dated July 3, 1996, the Vice Chancellor denied the Plaintiffs' Motion, on the basis that the Plaintiffs failed to show irreparable harm or the likelihood of establishing that the 1991 Chancery Court order was violated. On July 23, 1994, the Delaware Supreme Court denied the Plaintiffs' interlocutory appeal of the Vice Chancellor's decision. The Plaintiffs may still seek money damages after a trial on the merits. No trial date has been established. The Company continues to believe that the allegations in the Complaint are without merit and that its directors have acted scrupulously in the exercise of their fiduciary duties. The Company also believes that an adverse determination in this proceeding would not have a materially adverse effect on the business or financial condition of the Company. The Company intends to vigorously resist the efforts of these plaintiffs to interfere with the effectuation of this Offering and the transactions contemplated hereunder.


                         LEGAL MATTERS

     The validity of the issuance of the shares of Common
Stock offered hereby will be passed on for the Company by Hinckley, Allen & Snyder, Boston, Massachusetts.


                            EXPERTS

     The consolidated financial statements and the related financial statement schedule of the Company as of December 31, 1995, and for the year then ended which were included in the Company's Annual Report Form 10-K for the year ended December 31, 1995, and incorporated herein by reference, have been audited by Coopers & Lybrand L.L.P., independent auditors as stated in their report appearing therein. The consolidated financial statement and related financial schedules of the Company as of December 31, 1994 and for each of the two years in the period ended December 31, 1994 which were included in the Company's Annual Report on Form 10-K for the year ended December 31, 1995, and incorporated herein by reference have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing therein. In each case, these financial statements have been so incorporated herein by reference in reliance upon the respective reports of each such firm given upon their authority as experts in accounting and auditing.

                     HEALTH-CHEM CORPORATION

                      _____________________

     No dealer, salesman or other person has been authorized to give any information or to make any representations not contained in this Prospectus in connection with the offer contained in this Prospectus by the Company. This Prospectus does not constitute an offer to sell or the solicitation of any offer to buy the securities offered hereby by anyone in any jurisdiction in which such offer or solicitation is not authorized, or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that information herein is correct as of any time subsequent to the date hereof.

                      _____________________

                        TABLE OF CONTENTS
                                                       Page

Additional Information

Documents Incorporated by Reference

The Offering

Use of Proceeds

Stock Purchase Agreement

Recent Developments

Legal Matters

Experts


                    _______________________

                  Prospectus dated August 2, 1996

                          PART II

          INFORMATION NOT REQUIRED IN PROSPECTUS




 Item 16.  Exhibits.

Exhibit No.   Description of Exhibit

   8          Tax Matters Opinion of Hinckley, Allen & Snyder

  23.1        Consent of Coopers & Lybrand L.L.P.

  23.2        Consent of Deloitte & Touche LLP

  23.3        Consent of Hinckley, Allen & Snyder (included
               in Exhibit 8)

              CONSENT OF INDEPENDENT AUDITORS


    We consent to (a) the incorporation by reference in this registration statement of Health-Chem Corporation on Form S-3 (File No. 333-02411), as amended, of our report dated March 15, 1996, (except for the last two paragraphs of Note 9 which are dated as of March 26, 1996) on our audit of the consolidated financial statements and financial statement schedule of Health-Chem Corporation as of December 31, 1995 and for the year then ended which report is included in the 1995 annual report on Form 10-K, which is incorporated by reference in this Registration Statement on Form S-3 and (b) the reference to us under the heading "Experts" in the Prospectus which is part of said Registration Statement.




COOPERS & LYBRAND L.L.P.


One South Market Square
Harrisburg, PA
July 29, 1996

                 CONSENT OF INDEPENDENT AUDITORS

    We consent to the incorporation by reference in this Registration Statement of Health-Chem Corporation on Form S-3 (File No. 333-02411), as amended, of our report dated March 15, 1995, on our audit of the consolidated financial statements and financial statement schedule of Health-Chem Corporation appearing in the Health-Chem Corporation Annual Report on Form 10-K for the year ended December 31, 1995, and to the reference to us under the heading "Experts" in the Prospectus which is part of this Registration Statement.



DELOITTE & TOUCHE LLP


Baltimore, MD
July 29, 1996

                                SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to its Registration Statement (File No. 333-02411) to be signed on its behalf by the undersigned, thereunto duly authorized in The City of New York, State of New York on July 29, 1996.
                               HEALTH-CHEM CORPORATION


                               By:/s/ Marvin M. Speiser
                               Marvin M. Speiser, President



    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name and Signature         Title(s)               Date


/s/ Marvin M. Speiser
Marvin M. Speiser       President, Chief       July 29, 1996
                        Executive Officer
                        and Chairman of
                        the Board
                        (Principal
                        Executive Officer)

/s/ Robert D. Speiser
Robert D. Speiser          Executive Vice      July 29, 1996
                           President and
                           Director

/s/ Steven Bernstein*
Steven Bernstein        Senior Vice President  July 29, 1996
                        and Director

/s/ Paul R. Moeller*
Paul R. Moeller         Vice President -       July 29, 1996
                        Finance and Director
                        (Principal Financial
                        and Principal
                        Accounting Officer)

/s/ Bruce M. Schloss    Vice President,        July 29, 1996
Bruce M. Schloss        Secretary and
                        Director

 Name and Signature        Title(s)               Date


/s/ Matthew Goldstein*
Matthew Goldstein       Director               July 29, 1996


/s/ Samuel R. Goodson*
Samuel R. Goodson       Director               July 29, 1996


/s/ Eugene Roshwalb*
Eugene Roshwalb         Director               July 29, 1996


/s/ Milton Y. Zussman*
Milton Y. Zussman       Director               July 29, 1996


*By /s/ Bruce M. Schloss, Attorney-In-Fact